GulfMark Offshore
To Present at CIBC World Markets
Annual Global Energy Conference

     March 8, 2004 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today that Bruce Streeter, GulfMark Offshore, Inc.'s President and Chief Operating Officer, will present at the CIBC World Markets annual Global Energy Conference on Tuesday, March 9, 2004 at 3:30 p.m. eastern time.

     Participants may listen to a webcast of the presentation and view the presentation slides at www.veracast.com/webcasts/cibcwm/energy04/88115274.cfm.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty-three (53) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil, India and West Africa.

     The presentation includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this presentation. While the Company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the Company's Securities and Exchange Commission filings for additional important factors that may affect actual results.

Contact:     Edward A. Guthrie, Executive Vice President
                   (713) 963-9522